PROSPECTUS	Pricing Supplement No. 4064
Dated June 17, 2004	Dated September 14, 2004
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated June 18, 2004	Nos. 333-100527 and 333-114095

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date:	September 14, 2004
Settlement Date (Original Issue Date):	September 16, 2004
Maturity Date:	September 13, 2010
Principal Amount (in Specified Currency)	US$ 265,000,000
Price to Public (Issue Price):	100.409% (plus accrued interest from and including September 13, 2004 to but excluding September 16, 2004)
Agent's Discount or Commission:	0.30%
Net Proceeds to Issuer (in Specified Currency):	US$ 265,288,850 (Plus accrued interest from and including September 13, 2004 to but excluding September 16, 2004)
Interest Rate Per Annum:	4.25%
Interest Payment Date(s):	March 13 and September 13 of each year commencing March 13, 2005 and ending on the Maturity Date.

Clearance and Settlement:

DTC Only

X	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes - General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

Euroclear and Clearstream, Luxembourg only

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 4064
Dated September 14, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527 and 333-114095

CUSIP: 36962GK78

ISIN: US 36962GK781

Common Code: 020126990

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A
Initial Redemption Date: N/A
Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A
Optional Payment Currency: N/A
Designated Exchange Rate: N/A
Option Value Calculation Agent: N/A
Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A
Determination Agent: N/A

(Fixed Rate)
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Pricing Supplement No. 4064
Dated September 14, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527 and 333-114095

Listing:
Listed on the Luxembourg Exchange
X	Not Listed on the Luxembourg Exchange
Other Listing

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issue of US$ 525,000,000 4.25% Fixed Rate Notes due September 13, 2010 as described in the company's pricing supplement number 4059 dated September 8, 2004.

Additional Information:

General.

At June 30, 2004, the Company had outstanding indebtedness totaling $316.226 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2004, excluding subordinated notes payable after one year was equal to $315.333 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Six Months Ended June 30, 2004
1999	2000	2001	2002	2003
1.60	1.52	1.72	1.65	1.86	1.73

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

(Fixed Rate)
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Pricing Supplement No. 4064
Dated September 14, 2004
Rule 424(b)(3)-Registration Statement
Nos. 333-100527 and 333-114095

Plan of Distribution:

The Notes are being purchased by Citigroup Global Markets Inc. (the "Underwriter"), as principal, at 100.409% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.